Global X Management Company LLC

September 17, 2014

VIA EDGAR

Securities and Exchange Commission
100 F Street, N.E.
Washington, D.C. 20549
Attention: Office of Filings, Information & Consumer Services

RE:    Global X Funds (“Trust”) File Nos. 333-151713, 811-22209
Post-Effective Amendment No. 167

Ladies and Gentlemen:

This opinion is given in connection with the filing by Global X Funds, a Delaware statutory trust (“Trust”), of Post-Effective Amendment No. 167 (“PEA 167”) to the Registration Statement on Form N-1A (“Registration Statement”) under the Securities Act of 1933, as amended (“1933 Act”) and Amendment No. 170 under the Investment Company Act of 1940, as amended (“1940 Act”) covering an indefinite amount of securities in the form of shares in each series of the Trust (the “Shares”).

I have examined the following Trust documents: (1) the Trust’s Declaration of Trust, as amended; (2) the Trust’s By-Laws; (3) each of the Registration Statement filings made on behalf of the Trust with the Securities and Exchange Commission (“SEC”); (4) pertinent provisions of the laws of the State of Delaware; and (5) such other Trust records, certificates, documents and statutes that I have deemed relevant in order to render the opinions expressed herein.

Based on such examination, I am of the opinion that:

1.	The Trust is a statutory trust duly organized, validly existing, and in good standing under the laws of the State of Delaware; and

2.	The shares to be offered for sale by the Trust, when issued in the manner contemplated by the Registration Statement, will be legally issued, fully paid and non-assessable.

This letter expresses my opinion as to the Delaware statutory trust law governing matters such as the due organization of the Trust and the authorization and issuance of the Shares, but does not

September 17, 2014

623 5th Ave, 15th Floor | New York, NY 10022 | Direct: +1-888-GX-FUND-1 (+1-888-493-8631) www.globalxfunds.com

Global X Management Company LLC

extend to the securities or “Blue Sky” laws of the State of Delaware or to federal securities or other laws.

The opinions expressed herein are solely for your benefit and may not be relied on in any manner or for any purpose by any other person.  I express no opinion as to any other matter other than as expressly set forth above and no other opinion is intended or may be inferred here from.  The opinions expressed herein are given as of the date hereof and I undertake no obligation and hereby disclaim any obligation to advise you of any change after the date of this opinion pertaining to any matter referred to herein.

I consent to the use of this opinion as an exhibit to PEA 167 to the Registration Statement, until such time as I revoke such consent.  In giving such consent, however, I do not admit that I am within the category of persons whose consent is required by Section 7 of the 1933 Act and the rules and regulations thereunder.

Very truly yours,

/s/ Daphne Tippens Chisolm

Daphne Tippens Chisolm
General Counsel

623 5th Ave, 15th Floor | New York, NY 10022 | Direct: +1-888-GX-FUND-1 (+1-888-493-8631) www.globalxfunds.com